Exhibit 99.1

News Release

NXT-ID Responds to Shareholder Questions

MELBOURNE, Florida, November 22, 2017 /PRNewswire/ --

NXT-ID, Inc. (NASDAQ: NXTD) ("NXT-ID" or the "Company"), a security technology company issued the following response to recent shareholder inquiries concerning the recent downward volatility of its stock.

Gino Pereira, Chief Executive Officer of NXT-ID commented, "We believe the strong downward pressure on the stock in the recent days is not reflective of the underlying value of our company. The prospects of the Company are unchanged from the information in the recently filed 10Q and on the related earnings call.

"On year-to-year basis, we continue to out-perform in terms of revenue, gross profit, and operating income, particularly through LogicMark, which continues to perform at record levels. As was announced recently, the activation of Garmin Pay represents the successful commercialization of FitPay's payment platform, which means that subsidiary is on track to contribute to revenue early in 2018."

Added Pereira, "Equally as important as a result of the recent financing, we've begun taking steps to opportunistically reduce our debt. While that resulted in some dilution, it better positions the Company to refinance our existing debt facility, which we are actively pursuing.  We have a number of significant business development opportunities that we are pursuing in Q4 2017 and remain confident that the Company is poised for continued significant growth in 2018."

About NXT-ID, Inc.

NXT-ID, Inc. (NASDAQ: NXTD) provides a comprehensive platform of technology products and services that enable the Internet of Things (IoT). With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, NXT-ID develops and markets groundbreaking solutions for payment and IoT applications. Its industry-leading technology products and solutions include MobileBio®, a suite of biometric solutions that secure consumers' mobile platforms, the Wocket™, a next-generation smart wallet and the Flye, a digital credit card developed in collaboration with WorldVentures.

NXT-ID includes three mobile and IoT-related subsidiaries: LogicMark, LLC, a manufacturer and distributor of non-monitored and monitored personal emergency response systems ("PERS") sold through dealers/distributors and the United States Department of Veterans Affairs; Fit Pay, Inc., a proprietary technology platform that delivers end-to-end solutions to device manufacturers for contactless payment capabilities, credential management, authentication and other secure services within the IoT ecosystem, and 3D-ID LLC, which is engaged in biometric identification and authentication. Learn more about NXT-ID at www.nxt-id.com.

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

NXT-ID Inc. Contact:
Corporate info: info@nxt-id.com

Media:
Chris Orlando
chris.orlando@nxt-id.com

D. Van Zant
+1-800-665-0411
press@nxt-id.com

SOURCE NXT-ID, Inc.